SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported) April 1, 2004

Commission File Number	Registrant, State of Incorporation, Address of Principal Executive Offices and Telephone Number	I.R.S. employer Identification Number

1-8788	SIERRA PACIFIC RESOURCES P.O. Box 10100 (6100 Neil Road) Reno, Nevada 89520-0400 (89511) (775) 834-4011	88-0198358

0-508	SIERRA PACIFIC POWER COMPANY P.O. Box 10100 (6100 Neil Road) Reno, Nevada 89520-0400 (89511) (775) 834-4011	88-0044418

None

(Former name, former address and former fiscal year, if changed since last report)

Item 5. Other Events
Item 7. Financial Statements and Exhibits
Signatures

Item 5. Other Events

     On April 1, 2004, Sierra Pacific Power Company (SPPC), the Staff of the Public Utilities Commission of Nevada and other interveners in SPPC’s 2003 general rate case negotiated a settlement agreement that resolves most of the issues in the revenue requirement and cost of capital portions of SPPC’s case. The proposed agreement, which is subject to approval by the Public Utilities Commission of Nevada (PUCN), includes the following provisions:

•	SPPC would recover approximately $40 million of the $88 million annual rate increase requested.

•	SPPC would be allowed a Return on Equity (ROE) of 10.25%, and an overall Rate of Return (ROR) of 9.26%, an improvement over SPPC’s current ROE and ROR, which are 10.17% and 8.61%, respectively. SPPC had sought an ROE of 12.4% and ROR of 10.03%.

•	The agreement accepts SPPC’s requested accounting treatment as filed in it’s application for purposes of recording revenues, expenses and assets with the following exception. Accounting issues that are common to SPPC’s general rate case and Nevada Power Company’s (NPC) general rate case that was decided by the PUCN on March 24, 2004, in Docket No. 03-10001, would be treated as set forth in the PUCN’s Order on NPC’s general rate case, except for merger costs. The accounting treatment for merger costs and goodwill established in the NPC decision will apply to the recovery of these costs by SPPC, except that SPPC would include in rates 100% of the costs as filed until recovery is reset by the PUCN in SPPC’s next general rate application.

     Not addressed by the stipulation is the potential inclusion in rates of all costs associated with the development and construction of the Pinon Pine generating facility. SPPC is seeking to include in rates approximately $95 million of costs associated with this facility over an extended period (between 10 and 25 years). If permitted, recovery of these costs would be in addition to the $40 million annual increase provided for by the agreement.

     Evidentiary hearings to address the remaining issues in SPPC’s rate case, that include the inclusion in rates of Pinon Pine costs and rate design, are in progress. The PUCN is expected to rule on these issues and the proposed stipulation in May 2004, with rates to be in effect June 1, 2004.

Item 7. Financial Statements and Exhibits

(a)	Financial Statements of Businesses Acquired

Not required

(b)	Pro forma financial information

Not required

(c)	Exhibits

Not required

Signatures

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrants have each duly caused this report to be signed on their behalf by the undersigned, thereunto duly authorized.

Sierra Pacific Resources (Registrant)

Date: April 8, 2004	By:	/s/ John E. Brown

John E. Brown Vice President and Controller

Sierra Pacific Power Company

(Registrant)

Date: April 8, 2004	By:	/s/ John E. Brown

John E. Brown Vice President and Controller